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Exhibit 99(a)

                     Admiralty Calls Outstanding Warrants

PALM BEACH GARDENS, Fla.--(BUSINESS WIRE)--May 18, 2001--Admiralty Bancorp, Inc (Nasdaq:AAABB) announced today that under the terms of its outstanding Class B
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common stock purchase warrants, the Company has accelerated the expiration date of the warrants to June 15, 2001. All warrants which are not exercised by June 15, 2001 will be redeemed for $0.10 per warrant.

The Company currently has outstanding warrants to purchase 967,086 shares of its Class B common stock. The per share exercise price of the warrants is $9.74 per share. If all outstanding warrants are exercised prior to the June 15, 2001 accelerated expiration date, the Company will receive an additional $9.4 million in capital.

Under the terms of the warrants, the Company was permitted to accelerate the expiration date if the Company's Class B common stock traded on the Nasdaq National Market at or above $13.28 per share for twenty (20) consecutive trading days. The common stock traded above the $13.28 per share price for the twenty
(20) days ending May 15, 2001.

Mr. Ward Kellogg, President and Chief Executive Officer of the Company, stated:
"Our recent trading price shows the markets' support of our recent expansion and confidence in our ability to continue to grow our franchise and provide returns for our shareholders. This additional capital will help support our continued strong growth, both through our Orlando area expansion and through our continued penetration in our existing markets. The recently announced mergers and corporate reorganizations among larger, regional banks will continue to provide us with opportunities to serve small businesses, our core customer."

Admiralty Bancorp, Inc. is the parent company for Admiralty Bank, a Florida chartered commercial bank, and Admiralty Insurance Services, LLC, a joint venture with USI Florida through which the Company sells a wide range of insurance products. Admiralty Bank operates through its main office in Palm Beach Gardens, Florida and its seven branch offices in Boca Raton, Cocoa Beach, Juno Beach, Jupiter, Melbourne and two locations in Orlando, Florida. At March 31, 2001, the Company reported total assets of $366.7 million, total loans, net of $261.0 million and total deposits of $324.3 million. For the quarter ended March 31, 2001, the Company reported net income of $300 thousand or $0.08 per share of basic earnings.

CONTACT: Admiralty Bancorp, Palm Beach Gardens
Kevin Sacket, 561/624-4701